Exhibit 21

Kadant Inc.

Subsidiaries of the Registrant

At March 1, 2005, the Registrant owned the following companies:

Name	State or Jurisdiction of Incorporation	Percent of Ownership
ArcLine Products, Inc.	New York	100
Kadant Black Clawson Inc.	Delaware	100
Kadant International Holdings Inc.	Delaware	100
Kadant Asia Holdings Inc.	Mauritius	100
Kadant Pulp and Paper Equipment (Beijing) Co. Ltd.	China	100
Kadant (Gibraltar) Limited	Gibraltar	100
Kadant International LLC	Delaware	100
Kadant International LLC Luxembourg SCS (1% of which is owned directly by Kadant International LLC)	Luxembourg	100
Kadant Luxembourg SarL	Luxembourg	100
Kadant Lamort	France	100
Kadant Lamort GmbH	Germany	100
Kadant Lamort S.A.	Spain	100
Kadant Lamort S.r.l.	Italy	100
Kadant Lamort AB	Sweden	100
Kadant BC Lamort UK	England	100
Kadant Cyclotech AB	Sweden	100
Kadant AES Canada Corp.	Nova Scotia	100
Kadant Holdings LLC	Delaware	100
Kadant Holdings SarL	Luxembourg	100
Kadant UK Holdings Limited	England	100
Fibertek U.K. Limited	England	100
Kadant U.K. Limited	England	100
D.S.T. Pattern Engineering Company Limited	England	100
Vickerys Limited	England	100
Winterburn Limited	England	100
Kadant Mexico LLC	Delaware	100
Kadant AES Mexico, S.A. de C.V.	Mexico	100
Kadant Web Systems Inc.	Massachusetts	100
Fiberprep Inc. (31.05% of which shares are owned directly by Kadant Lamort)	Delaware	100
Fiberprep Securities Corporation	Massachusetts	100
Kadant Fibergen Inc.	Delaware	100
Fibergen Securities Corporation	Massachusetts	100
Kadant Composites Inc.	Delaware	100
Kadant GranTek Inc.	Wisconsin	100